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                                                                   Exhibit 10.61

December 20, 2001


Beth C. Seidenberg, M.D.
8 Wolf Lane
Basking Ridge, NJ  07920

Dear Beth:

As a follow up, I would like to confirm the amendment that Amgen has made to our original offer letter dated December 14, 2001. The amendment is as follows:

Concurrent with Amgen's annual periodic stock options granted annually, you will receive a grant of 100,000 stock options. This grant is normally scheduled for the first business day in July. This grant, of course, required the approval of Amgen's Compensation Committee and is currently scheduled for Monday, July 1, 2002.

Vesting for all of your restricted stock will accelerate if there is a change-in-control of Amgen.

If you are terminated without cause, restrictions on a pro rata number of shares will be removed based upon your number of full months of active employment divided by the total months of each restriction period.

Unvested options are generally terminated as of employment termination.

Your guaranteed 2002 MIP payment of $325k (minimum) will not be reduced if your hire date is in January 2002. However, you can receive an award greater than that based upon your and Amgen's performance. Actual base salary earnings for the year are one of the variables in calculating your performance based 2002 award under our shareholder approved management incentive plan. Therefore, the calculated performance based award will be prorated.

All other aspects of your original offer letter remain the same. If you accept our offer, please sign and date the copy of this letter and return in the enclosed envelope to our Staffing Department. Should you have any questions or concerns please do not hesitate to contact John Hillins at (805) 447-7456.

Sincerely,

/s/ Brian McNamee

Brian McNamee
Sr. Vice President
Human Resources

BM:JH/lf


/s/ Dr. Beth Seidenberg            12/21/01
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Accepted                           Date
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